DENNY’S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2015

- 5.8% Increase in 2015 Full Year Domestic System-Wide Same-Store Sales -
- 16.4% Growth in 2015 Full Year Adjusted Net Income per Share* -

SPARTANBURG, S.C., February 17, 2016 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its fourth quarter and full year ended December 30, 2015.

John Miller, President and Chief Executive Officer, stated, “Our brand revitalization strategies led to another great year for the Denny’s brand. We achieved the highest same-store sales and traffic growth in over a decade as we continued to offer craveable products and more consistent service, both delivered in a more inviting environment. With only 32% of the system reflecting the Heritage image at the end of 2015, we are still in the early stages of our revitalization. We currently anticipate over 70% of the system will have the Heritage image by the end of 2018. As we continue to grow and transform the Denny’s brand, we will consistently grow same-store sales and expand our global reach, while returning cash to shareholders through our ongoing share repurchase program.”

Full Year 2015 Highlights

•	Domestic system-wide same-store sales growth of 5.8%, comprised of a 6.5% increase at company restaurants and 5.7% increase at domestic franchised restaurants.

•	Opened 45 system restaurants with net system growth of 8 restaurants.

•	Completed 232 remodels including 51 at company restaurants.

•	Adjusted EBITDA* of $88.7 million increased $6.2 million, or 7.5%.

•	Net Income of $36.0 million, or $0.42 per diluted share, increased 9.9%.

•	Adjusted Net Income per Share* of $0.43 grew 16.4%.

•	Generated $42.3 million of Free Cash Flow*, after cash capital spending of $32.8 million.

•	Allocated $105.8 million towards share repurchases.

Fourth Quarter Highlights

•	Domestic system-wide same-store sales growth of 2.9%, comprised of a 3.5% increase at company restaurants and 2.8% increase at domestic franchised restaurants.

•	Opened 14 system restaurants including three company restaurants.

•	Adjusted EBITDA* of $21.9 million grew 4.8%, excluding the impact of an additional operating week in 2014 which contributed approximately $3.6 million.

•	Net Income of $8.8 million, or $0.11 per diluted share, decreased 9.5%.

•	Adjusted Net Income* of $8.9 million, or $0.11 per diluted share, increased 18.9%, excluding the impact of an additional operating week.

•	Generated $7.1 million of Free Cash Flow* and repurchased 5.1 million shares.

Fourth Quarter Results

Denny’s domestic system-wide same-store sales grew 2.9%, including growth of 3.5% at company restaurants and 2.8% at domestic franchised restaurants. During the quarter, Denny’s opened 14 restaurants, including 11 franchised locations and three company operated restaurants in partnership with Kwik TripTM convenience stores. Franchisees closed four restaurants, bringing the total number of restaurants to 1,710.

Denny’s total operating revenue of $124.0 million decreased by $4.7 million due to an additional operating week in the prior year. Excluding this impact, total operating revenue would have increased $6.0 million, or 5.1%, primarily from the growth in same-store sales and the opening of new company restaurants, including the full-year impact of the Las Vegas Casino Royale restaurant which reopened in late 2014, and acquisition of three franchised locations.

The additional operating week in 2014 added approximately $8.3 million of company restaurant sales and $2.4 million of franchise and licensing revenue, $3.6 million of additional operating income, and $2.2 million of additional net income. Company restaurant and franchise operating margins increased approximately $2.0 million and $2.2 million, respectively, with additional general and administrative expenses of approximately $0.6 million.

Franchise operating margin was $24.3 million, or 69.9% of franchise and licensing revenue. The $0.9 million decrease was primarily due to the additional operating week in the prior year, which was partially offset by an increase in royalties. Company restaurant operating margin was $13.5 million, or 15.2% of company restaurant sales. The 0.4 percentage point decrease was primarily due to higher incentive compensation, increased commodity costs, and the additional operating week in the prior year, partially offset by the growth in same-store sales, favorable workers’ compensation costs, and the reopening of the Las Vegas Casino Royale restaurant.

Total general and administrative expenses of $16.8 million improved $0.5 million compared to the prior year quarter primarily due to a reduction in share-based compensation, partially offset by additional incentive and deferred compensation and payroll and benefits expenses. Depreciation and amortization expense of $5.7 million was up by $0.2 million. Interest expense of $2.6 million was up by $0.3 million due to additional outstanding debt. Denny’s ended the fourth quarter with $215.7 million of total debt outstanding, including $195.0 million of borrowings under its revolving credit facility. The provision for income taxes was $3.7 million, reflecting an effective tax rate of 29.9%. Due to the use of net operating loss and tax credit carryforwards, the Company paid $0.4 million in cash taxes during the quarter.

Denny's net income of $8.8 million, or $0.11 per diluted share, decreased compared to prior year quarter net income of $9.7 million, or $0.11 per diluted share, primarily due to the additional operating week in the prior year. Adjusted Net Income per Share* of $0.11 increased 28.2% compared to the prior year quarter when excluding the additional operating week in the prior year.

Free Cash Flow* and Capital Allocation

Denny’s generated $7.1 million of Free Cash Flow* in the quarter after investing $12.0 million to remodel 14 company restaurants, acquire a franchised restaurant, and purchase a parcel of real estate. During the year, the Company allocated $105.8 million towards share repurchases including the $50 million accelerated share repurchase agreement announced in November 2015. A total of 8.5 million shares were acquired during the year with 5.1 million shares acquired during the fourth quarter. As of December 30, 2015, the Company had approximately $38 million remaining under a $100 million authorized share repurchase program.

Pension Plan Liquidation

The Company anticipates that its Advantica Pension Plan will be liquidated by the end of the second quarter of 2016. The Advantica Pension Plan was closed to new participants at the end of 1999. The Company expects to record an operating loss of approximately $24.0 million and make a required contribution of approximately $9.4 million as a result of the liquidation during the second quarter.

Business Outlook

Mark Wolfinger, Denny's Executive Vice President, Chief Administrative Officer, and Chief Financial Officer, commented, “Our continued strong performance driven by our same-store sales growth enabled us to grow our revenue, margins, and profitability, while making investments in our support systems and company restaurants. Our highly franchised business generated $42.3 million of Free Cash Flow* after accelerating remodels at company restaurants and acquiring franchised restaurants and real estate. Our annual guidance for 2016 anticipates continued same-store sales growth and ongoing investments in company restaurant remodels. As a result, we are expecting to grow our Adjusted EBITDA* 4% to 7% and generate between $59 and $62 million of Free Cash Flow*."

The following full year 2016 estimates are based on management’s expectations at this time and exclude any impact from the liquidation of the Advantica Pension Plan.

•	Same-store sales growth at company restaurants between 1.5% and 2.5% with same-store sales growth at domestic franchised restaurants between 1% and 2%.

•	44 to 48 new restaurant openings, including one company operated opening in partnership with Kwik TripTM convenience stores, with net restaurant growth of 5 to 10 restaurants.

•	Total operating revenue between $501 and $506 million with franchise and licensing revenue between $140 and $141 million.

•	Company margin between 16% and 17% with franchise margin between 68.5% and 69%.

•	Total general and administrative expenses between $64 and $67 million.

•	Adjusted EBITDA* between $92 and $95 million.

•	Depreciation and amortization expense between $21.5 and $22 million.

•	Net interest expense between $11 and $11.5 million.

•	Effective income tax rate between 33% and 37% with $3 to $5 million of cash taxes.

•
Cash capital expenditures between $18 and $20 million including completion of approximately 25 remodels at company restaurants, opening of one new company restaurant, and scrape and rebuild of a company restaurant.

•	Free Cash Flow* between $59 and $62 million.

*
Adjusted Net Income excludes debt refinancing charges, impairment charges, and gains on sales of assets and other. Please refer to the historical reconciliation of Net Income to Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow included in the following tables.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the fourth quarter and full year ended December 30, 2015 on its quarterly investor conference call today, Wednesday, February 17, 2016 at 4:30 p.m. Eastern Time.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 30, 2015, Denny’s had 1,710 franchised, licensed, and company restaurants around the world with combined sales of $2.7 billion including 111 restaurants in Canada, Puerto Rico, New Zealand, Mexico, Costa Rica, Dominican Republic, Honduras, Guam, the United Arab Emirates, Chile, Curaçao, and El Salvador, and 164 company operated restaurants in the United States. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Kristina Jorge, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/30/15	12/31/14
Assets
Current assets
Cash and cash equivalents	$1,671	$3,074
Receivables	16,552	18,059
Assets held for sale	931	—
Current deferred income taxes	—	24,310
Other current assets	17,260	10,628
Total current assets	36,414	56,071
Property, net	124,816	109,777
Goodwill	33,454	31,451
Intangible assets, net	46,074	46,278
Noncurrent deferred income taxes	29,159	19,252
Other noncurrent assets	27,120	27,029
Total assets	$297,037	$289,858

Liabilities
Current liabilities
Current maturities of long-term debt	$—	$4,125
Current maturities of capital lease obligations	3,246	3,609
Accounts payable	20,759	13,250
Other current liabilities	77,548	59,432
Total current liabilities	101,553	80,416
Long-term liabilities
Long-term debt, less current maturities	195,000	135,875
Capital lease obligations, less current maturities	17,499	15,204
Other	43,580	56,780
Total long-term liabilities	256,079	207,859
Total liabilities	357,632	288,275

Shareholders' equity
Common stock	1,065	1,058
Paid-in capital	565,364	571,674
Deficit	(402,245)	(438,221)
Accumulated other comprehensive loss, net of tax	(23,777)	(24,602)
Treasury stock	(201,002)	(108,326)
Total shareholders' (deficit) equity	(60,595)	1,583
Total liabilities and shareholders' equity	$297,037	$289,858

Debt Balances
(In thousands)	12/30/15	12/31/14
Credit facility revolver due 2020	$195,000	$—
Credit facility term loan and revolver due 2018	—	140,000
Capital leases	20,745	18,813
Total debt	$215,745	$158,813

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	12/30/15	12/31/14
Revenue:
Company restaurant sales	$89,183	$91,415
Franchise and license revenue	34,842	37,314
Total operating revenue	124,025	128,729
Costs of company restaurant sales	75,639	77,183
Costs of franchise and license revenue	10,502	12,122
General and administrative expenses	16,831	17,284
Depreciation and amortization	5,712	5,514
Operating (gains), losses and other charges, net	644	221
Total operating costs and expenses, net	109,328	112,324
Operating income	14,697	16,405
Interest expense, net	2,605	2,302
Other nonoperating income, net	(399)	(147)
Net income before income taxes	12,491	14,250
Provision for income taxes	3,732	4,572
Net income	$8,759	$9,678

Basic net income per share	$0.11	$0.11
Diluted net income per share	$0.11	$0.11

Basic weighted average shares outstanding	78,650	84,765
Diluted weighted average shares outstanding	80,783	87,136

Comprehensive income	$10,828	$2,214

General and Administrative Expenses	Quarter Ended
(In thousands)	12/30/15	12/31/14
Share-based compensation	$1,130	$2,853
Other general and administrative expenses	15,701	14,431
Total general and administrative expenses	$16,831	$17,284

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Fiscal Year Ended
(In thousands, except per share amounts)	12/30/15	12/31/14
Revenue:
Company restaurant sales	$353,073	$334,684
Franchise and license revenue	138,220	137,611
Total operating revenue	491,293	472,295
Costs of company restaurant sales	294,357	288,808
Costs of franchise and license revenue	43,345	44,761
General and administrative expenses	66,602	58,907
Depreciation and amortization	21,472	21,218
Operating (gains), losses and other charges, net	2,366	1,270
Total operating costs and expenses, net	428,142	414,964
Operating income	63,151	57,331
Interest expense, net	9,283	9,182
Other nonoperating expense (income), net	139	(612)
Net income before income taxes	53,729	48,761
Provision for income taxes	17,753	16,036
Net income	$35,976	$32,725

Basic net income per share	$0.44	$0.38
Diluted net income per share	$0.42	$0.37

Basic weighted average shares outstanding	82,627	86,323
Diluted weighted average shares outstanding	84,729	88,355

Comprehensive income	$36,801	$24,965

General and Administrative Expenses	Fiscal Year Ended
(In thousands)	12/30/15	12/31/14
Share-based compensation	$6,635	$5,846
Other general and administrative expenses	59,967	53,061
Total general and administrative expenses	$66,602	$58,907

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Quarter Ended		Fiscal Year Ended
(In thousands)	12/30/15	12/31/14	12/30/15	12/31/14
Net income	$8,759	$9,678	$35,976	$32,725
Provision for income taxes	3,732	4,572	17,753	16,036
Operating (gains), losses and other charges, net	644	221	2,366	1,270
Other nonoperating (income) expense, net	(399)	(147)	139	(612)
Share-based compensation	1,130	2,853	6,635	5,846
Adjusted Income Before Taxes (1)	$13,866	$17,177	$62,869	$55,265

Interest expense, net	2,605	2,302	9,283	9,182
Depreciation and amortization	5,712	5,514	21,472	21,218
Cash payments for restructuring charges and exit costs	(259)	(479)	(1,475)	(2,036)
Cash payments for share-based compensation	—	—	(3,440)	(1,083)
Adjusted EBITDA (1)	$21,924	$24,514	$88,709	$82,546

Cash interest expense, net	(2,348)	(2,049)	(8,299)	(8,139)
Cash paid for income taxes, net	(448)	(732)	(5,364)	(3,802)
Cash paid for capital expenditures	(12,018)	(4,196)	(32,780)	(22,076)
Free Cash Flow (1)	$7,110	$17,537	$42,266	$48,529

Net Income Reconciliation	Quarter Ended		Fiscal Year Ended
(In thousands)	12/30/15	12/31/14	12/30/15	12/31/14
Net income	$8,759	$9,678	$35,976	$32,725
Gains on sales of assets and other, net	(50)	(38)	(93)	(112)
Impairment charges	264	53	935	401
Loss on debt refinancing	—	—	293	—
Tax effect (2)	(71)	(5)	(375)	(95)
Adjusted Net Income (1)	$8,902	$9,688	$36,736	$32,919

Diluted weighted-average shares outstanding	80,783	87,136	84,729	88,355

Adjusted Net Income Per Share (1)	$0.11	$0.11	$0.43	$0.37

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the three months and year ended December 30, 2015 are calculated using the Company's year-to-date effective tax rate of 33.0%. Tax adjustments for the three months and year ended December 31, 2014 are calculated using the Company's 2014 year-to-date effective tax rate of 32.9%.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	12/30/15		12/31/14
Company restaurant operations: (1)
Company restaurant sales	$89,183	100.0%	$91,415	100.0%
Costs of company restaurant sales:
Product costs	23,051	25.8%	23,551	25.8%
Payroll and benefits	35,508	39.8%	35,696	39.0%
Occupancy	5,471	6.1%	5,400	5.9%
Other operating costs:
Utilities	3,041	3.4%	3,529	3.9%
Repairs and maintenance	1,521	1.7%	1,543	1.7%
Marketing	2,679	3.0%	3,326	3.6%
Other	4,368	4.9%	4,138	4.5%
Total costs of company restaurant sales	$75,639	84.8%	$77,183	84.4%
Company restaurant operating margin (2)	$13,544	15.2%	$14,232	15.6%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$23,896	68.6%	$24,524	65.7%
Initial fees	819	2.3%	1,053	2.8%
Occupancy revenue	10,127	29.1%	11,737	31.5%
Total franchise and license revenue	$34,842	100.0%	$37,314	100.0%

Costs of franchise and license revenue:
Occupancy costs	$7,172	20.6%	$8,361	22.4%
Other direct costs	3,330	9.5%	3,761	10.1%
Total costs of franchise and license revenue	$10,502	30.1%	$12,122	32.5%
Franchise operating margin (2)	$24,340	69.9%	$25,192	67.5%

Total operating revenue (4)	$124,025	100.0%	$128,729	100.0%
Total costs of operating revenue (4)	86,141	69.5%	89,305	69.4%
Total operating margin (4)(2)	$37,884	30.5%	$39,424	30.6%

Other operating expenses: (4)(2)
General and administrative expenses	$16,831	13.6%	$17,284	13.4%
Depreciation and amortization	5,712	4.6%	5,514	4.3%
Operating gains, losses and other charges, net	644	0.5%	221	0.2%
Total other operating expenses	$23,187	18.7%	$23,019	17.9%

Operating income (4)	$14,697	11.9%	$16,405	12.7%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Fiscal Year Ended
(In thousands)	12/30/15		12/31/14
Company restaurant operations: (1)
Company restaurant sales	$353,073	100.0%	$334,684	100.0%
Costs of company restaurant sales:
Product costs	89,660	25.4%	86,825	25.9%
Payroll and benefits	136,626	38.7%	133,280	39.8%
Occupancy	20,443	5.8%	20,845	6.2%
Other operating costs:
Utilities	12,866	3.6%	13,915	4.2%
Repairs and maintenance	6,017	1.7%	5,971	1.8%
Marketing	12,527	3.5%	12,329	3.7%
Other	16,218	4.6%	15,643	4.7%
Total costs of company restaurant sales	$294,357	83.4%	$288,808	86.3%
Company restaurant operating margin (2)	$58,716	16.6%	$45,876	13.7%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$94,755	68.6%	$90,835	66.0%
Initial fees	2,478	1.8%	1,893	1.4%
Occupancy revenue	40,987	29.6%	44,883	32.6%
Total franchise and license revenue	$138,220	100.0%	$137,611	100.0%

Costs of franchise and license revenue:
Occupancy costs	$30,416	22.0%	$33,134	24.1%
Other direct costs	12,929	9.4%	11,627	8.4%
Total costs of franchise and license revenue	$43,345	31.4%	$44,761	32.5%
Franchise operating margin (2)	$94,875	68.6%	$92,850	67.5%

Total operating revenue (4)	$491,293	100.0%	$472,295	100.0%
Total costs of operating revenue (4)	337,702	68.7%	333,569	70.6%
Total operating margin (4)(2)	$153,591	31.3%	$138,726	29.4%

Other operating expenses: (4)(2)
General and administrative expenses	$66,602	13.6%	$58,907	12.5%
Depreciation and amortization	21,472	4.4%	21,218	4.5%
Operating gains, losses and other charges, net	2,366	0.5%	1,270	0.3%
Total other operating expenses	$90,440	18.4%	$81,395	17.2%

Operating income (4)	$63,151	12.9%	$57,331	12.1%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Fiscal Year Ended
(increase vs. prior year)	12/30/15	12/31/14	12/30/15	12/31/14
Company Restaurants	3.5%	5.8%	6.5%	4.2%
Domestic Franchised Restaurants	2.8%	4.6%	5.7%	2.5%
Domestic System-wide Restaurants	2.9%	4.7%	5.8%	2.8%
System-wide Restaurants	2.0%	4.4%	4.9%	2.5%

Average Unit Sales	Quarter Ended		Fiscal Year Ended
(In thousands)	12/30/15	12/31/14	12/30/15	12/31/14
Company Restaurants	$557	$572	$2,217	$2,100
Franchised Restaurants	$394	$409	$1,579	$1,506

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units September 30, 2015	161	1,539	1,700
Units Opened	3	11	14
Units Reacquired	1	(1)	—
Units Refranchised	(1)	1	—
Units Closed	—	(4)	(4)
Net Change	3	7	10
Ending Units December 30, 2015	164	1,546	1,710

Equivalent Units
Fourth Quarter 2015	160	1,543	1,703
Fourth Quarter 2014	160	1,533	1,693
Net Change	—	10	10

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 31, 2014	161	1,541	1,702
Units Opened	3	42	45
Units Reacquired	3	(3)	—
Units Refranchised	(1)	1	—
Units Closed	(2)	(35)	(37)
Net Change	3	5	8
Ending Units December 30, 2015	164	1,546	1,710

Equivalent Units
Year-to-Date 2015	159	1,538	1,697
Year-to-Date 2014	159	1,534	1,693
Net Change	—	4	4